EXHIBIT 99.1

CONSENT OF SHAREHOLDERS TO
CORPORATE ACTIONS

The undersigned, being the shareholders of a majority of the $0.001 par value common voting stock of SUPREME REALTY INVESTMENTS, INC., a Nevada corporation, pursuant to NRS 78.320, hereby consent to the following corporate actions:

1.	The Company will transfer all of its assets and liabilities to its wholly-owned subsidiary, Supreme Hotel Properties, Inc.;
2.
The Board of Directors of Supreme Hotel Properties, Inc. (HotelCorp) will then seek to register its securities with the Securities and Exchange Commission thereby permitting the continuous resale from time to time of HotelCorp’s securities. Upon effectiveness of the registration, we will seek listing on a major stock exchange or quotation system.

3.
The Company will then distribute its interest in the common stock of Supreme Hotel Properties, Inc. to the Company’s existing shareholders of record, on a pro rata basis, to effectively spin-off Supreme Hotel Properties, Inc. as a separate entity;

4.
The Company will then reduce its outstanding common shares to approximately 480,000 by effecting a 1-10 reverse stock split. Following the reverse split and subsequent issuance of the new shares, the shares retained by the Company’s current shareholders will represent approximately 19% of the outstanding common stock.

5.
The Company will then issue approximately 2,000,000 shares of new common stock to Halter Financial Investments, L.P.., of Dallas, Texas, for $300,000 cash consideration, to be transferred to Supreme Hotel Properties, Inc. to continue its business purposes; the new shares issued to Halter Financial will represent approximately 81% of the outstanding common stock.

6.
The Company’s current Board of Directors will then resign their duties to become the Board of Directors of Supreme Hotel Properties, Inc. Their vacancies will be filled by nominees submitted by Halter Financial Investments, L.P.

7.
Halter Financial Investments, L.P. in their capacity as Board of Directors, will then seek to facilitate a merger or similar transaction of the Company with an operating company that will qualify the Company to have its securities listed on a major national exchange or quotation medium like the New York Stock Exchange, the American Stock Exchange, or NASDAQ.

This 22nd day of August, 2005

/s/ Thomas Elliott
Thomas Elliott, Chairman & CEO

/s/ Jean LeRoy
Jean LeRoy, President, & COO

91